Exhibit 10.1



                                   AGREEMENT


                  This AGREEMENT (this "Agreement") is made and entered into by and between Robert L. Tuchman (the "Executive") and Refac Optical Group, a Delaware corporation (the "Company"), as of November 30, 2006.

                  WHEREAS, the Executive has been employed by the Company pursuant to an Employment Agreement dated as of April 1, 2005 (the "Employment Agreement");

                  WHEREAS, the Executive has determined not to continue his employment with the Company beyond the term of the Employment Agreement, which expires December 31, 2006;

                  WHEREAS, the Company and the Executive believe it is in the best interests of the Company to enter into this Agreement and provide for an orderly transition of the Executive from the Company, and the agreements provided herein, in exchange for the benefits to the Executive set forth herein.

                  NOW, THEREFORE, the Company and the Executive, intending to be legally bound, hereby agree as follows:

         1. Termination of Employment. The Executive's employment with the Company shall terminate effective as of December 31, 2006 (the "Termination Date").

         2. Board of Directors. The Executive shall resign from the Board of Directors of the Company and each of its subsidiary corporations effective as of November 30, 2006.

         3. Payments and Benefits.

                  Compensation. The Company shall continue to pay Executive his current base salary through the Termination Date.

                  Accrued Compensation. On the next regular payroll date following the Termination Date, the Company shall pay to the Executive all accrued but unpaid salary, five accrued vacation days and shall reimburse the Executive for any outstanding business expenses for which he is entitled to be reimbursed.

                  Severance Payment. Subject to the execution of the Release (as defined below), on April 30, 2007, the Company shall pay to the Executive a severance amount of One Hundred and Seventy Five Thousand Dollars ($175,000), less applicable withholding


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for federal and state income taxes and any other mandatory deductions and, to the extent allowable, the Executive's maximum 401(k) contribution for 2007.

                  Benefits. Through December 31, 2007 (such period, the "Severance Period"), or if earlier, until the Executive obtains similar benefits from a subsequent employer, the Company shall provide the Executive and his eligible dependents, at the Company's expense, with health and dental benefits available to the Executive under the New Jersey State Continuation Coverage provisions regarding continuation of group health coverage.

                  Bonus. In consideration for his services to the Company during 2006, on April 30, 2007, the Executive shall receive a bonus of One Hundred and Seventy Five Thousand Dollars ($175,000), less applicable withholding for federal and state income taxes and any other mandatory deductions.

                  Automobile. During the Severance Period, the Company shall continue to provide the Executive with use of the automobile being provided to the Executive for his use on the date hereof under Section 6(b) of the Employment Agreement, under the terms of the current lease for such automobile by making a lump-sum payment of $9,120.00 on the Company's next regular payroll date following the Termination Date. The Company shall have no responsibility with respect to the lease or the automobile following the Termination Date; the Executive shall make all payments and perform all other obligations thereunder from and after the Termination Date.

         4. Stock Options. All outstanding stock options held by the Executive as of the Termination Date shall become vested and exercisable on the Termination Date and shall remain exercisable in accordance with the option agreement(s) pursuant to which they were granted.

         5. Repayment of Note.

                  On or before the Termination Date, the Executive shall pay the third installment due pursuant to the Promissory Note between the Executive and the Company, dated December 13, 1996 (the "Note"), in the sum of $49,591.80. After taking this installment payment into account, the balance due under the Note as of the Termination Date shall be $276,840.37.

                  As of the Termination Date, the Executive will own 31,184 shares of the Company's common stock, par value $0.001 per share (the "Shares"), all of which are entitled to the benefit of the Payment Right (as defined in the Agreement and Plan of Merger, dated as of August 19, 2002 (the "Merger Agreement"), between the Company and Palisade Concentrated Equity Partnership, L.P.). On January 2, 2007, the Executive shall exercise the Payment Right with respect to the Shares and the Company shall apply the entire Payment Amount (as defined in the Merger Agreement) to repay $258,515.36 of the amount due on the Note.

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                  On January 2, 2007, the Executive shall pay the Company the sum of $18,416.03 representing the principal balance of $18,325.01 due under the Note after applying the Payment Right proceeds, plus accrued interest of $91.02. Following the payments provided for in this Paragraph 5, the Note shall be deemed to be paid in full and cancelled and the Company shall deliver the Note so marked to the Executive.

         6. Nondisparagement.

                  The Executive shall not make, participate in the making of, or encourage any other person to make, any statements, written or oral, that criticize, disparage, or defame the goodwill or reputation of, or which is intended to embarrass or adversely affect the morale of, the Company, or any of its present, former or future directors, officers, executives, employees and/or affiliates.

                  The Company shall not make, participate in the making of, or encourage any other person to make, any statements, written or oral, that criticize, disparage, or defame the goodwill or reputation of, or which is intended to embarrass or adversely affect the morale of, the Executive. In addition, the Company shall use reasonable efforts consistent with prudent business practices to discourage its present, former or future directors, officers, executives, employees and/or affiliates from making any such disparaging remarks about the Executive.

                  Each of the Company and the Executive shall not make any negative statements, written or oral, relating to Executive's employment or the termination of his employment, or any aspect of the business of the Company or any of its affiliates.

                  Nothing contained in the foregoing shall be deemed to prohibit or restrict truthful testimony or statements in any legal or administrative proceeding, action, investigation or inquiry regarding the Company or the Executive's employment.

         7. Confidentiality. The Executive shall hold in a fiduciary capacity consistent with the Company's code of ethics and Section 18 of the Employment Agreement for the benefit of the Company all information, knowledge or data (whether written or oral) relating to the Company or any of its affiliates that he has obtained during his employment by the Company or any of its affiliates that is not public knowledge (other than as a result of the Executive's violation of this Section 7 or Section 18 of the Employment Agreement) ("Confidential Information"). The Executive shall not communicate, divulge or disseminate Confidential Information at any time, except with the prior written consent of the Company or as otherwise required by law or legal process. The Executive shall return to Company, within five business (5) days after the Termination Date, all Confidential Information, including, but not limited to, documents and memoranda, and all other property belonging to the Company which is in the Executive's possession or control and of which he is aware. If he subsequently discovers that he has any additional Confidential Information, he shall promptly turn same over to the Company.

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         8. Release. On the Termination Date, each of the Company and the
Executive shall execute the General Release and Waiver set forth in Exhibit A hereto (the "Release").

         9. Entire Agreement; Other Benefits. This Agreement contains the entire agreement of the parties, relating to the Executive's employment by Company and termination of employment and all other matters arising between Company and the Executive prior to the date and time of execution hereof, and supersedes all prior discussions, agreements, contracts and understandings between the parties, including the Employment Agreement, other than Sections 10 and 18 of the Employment Agreement, which shall survive.

         10. Successors. This Agreement is personal to the Executive and shall not be assignable by the Executive other than by will or the laws of descent and distribution.

         11. Amendment. This Agreement may be amended, modified or changed only by a written instrument executed by the Executive and the Company.

         12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware or federal law, where applicable. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

         13. Notices. All notices and other communications hereunder shall be in writing; shall be delivered by hand delivery to the other party or mailed by registered or certified mail, return receipt requested, postage prepaid; shall be deemed delivered upon actual receipt; and shall be addressed as follows:


                                    If to the Executive:

                                    Robert L. Tuchman
                                    One Vultee Drive
                                    Florham Park, New Jersey 07932
                                    Tel: 973-822-8978

                                    If to the Company:

                                    Refac Optical Group.
                                    5 Harmon Drive
                                    Building D
                                    Blackwood, New Jersey 08012
                                    Attn:  Chief Executive Officer
                                    Tel:  856-228-0077, ext. 2881

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                                    With a copy to:

                                    Stephen M Banker, Esq.
                                    Skadden Arps Slate Meagher & Flom LLP
                                    4 Times Square
                                    New York, NY  10036
                                    Tel:  212-735-2760

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

         14. Tax Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable under this Agreement, or any other benefits received pursuant hereto, such minimum federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation. Each of the Executive and the Company shall bear their respective tax liabilities, if any, resulting from this Agreement. The Executive acknowledges that the Company has made no representations about the tax consequences of any amount received by him pursuant to the terms of this Agreement.

         15. Remedies. The Executive acknowledges and agrees that it would be difficult to measure any damages caused to the Company which might result from any breach of the provisions of this Agreement or Sections 10 or 18 of the Employment Agreement, and that, in any event, money damages would be an inadequate remedy for any such breach. Accordingly, the Executive acknowledges and agrees that if he breaches or threatens to breach, any portion of this Agreement or Section 10 or 18 of the Employment Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company and without the necessity of posting any bond or other security.

         16. Counterparts; Facsimile Signature. This Agreement may be executed in two counterparts, each of which will be deemed an original and both of which together will constitute one and the same instrument. This Agreement may be executed and accepted by facsimile signature and any such signature shall be of the same force and effect as an original signature.



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                  IN WITNESS WHEREOF, each of the parties hereto has duly
executed this Agreement as of the date first set forth above.





                                          /s/ Robert L. Tuchman
                                         ----------------------
                                         Robert L. Tuchman



                                         REFAC OPTICAL GROUP


                                         By: J. David Pierson
                                             -------------------
                                             Name:   J. David Pierson
                                             Title:  Chief Executive Officer and
                                                     President



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